Exhibit 99.1

URBAN OUTFITTERS, INC.

First Quarter Results

Philadelphia, PA – May 14, 2009

For Immediate Release	Contact:	John Kyees
Chief Financial Officer
(215) 454-5500

Urban Outfitters Reports Q1 Earnings

PHILADELPHIA, PA May 14, 2009 (GLOBENEWSWIRE) - Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle specialty retail company operating under the Anthropologie, Free People, Terrain and Urban Outfitters brands today announced income from operations of $46 million or net income of $0.18 per diluted share for the three months ended April 30, 2009.

As stated in the Company’s previous sales release on May 7, 2009, total sales for the first quarter reached $385 million, a 2% decrease from the prior year’s first quarter. Comparable retail segment sales, which include our Direct-to-consumer channels, decreased 7% for the quarter. Comparable store sales at Urban Outfitters, Anthropologie and Free People decreased 6%, 13% and 23%, respectively, for a combined decrease of 9.6%. Direct-to-consumer sales increased 4% and Wholesale segment sales were flat for the quarter.

“Given the challenging economic environment, we were pleased to produce 12% operating profits,” said Glen T. Senk, Chief Executive Officer. “Based on our read of the customer, I believe our business is well positioned to show improvement over the next several quarters,” finished Mr. Senk.

Net sales for the three month periods were as follows:

	Three months ended April 30,
	2009	2008
	(in thousands)
Urban Outfitters stores	$152,832	$159,790
Anthropologie stores	138,343	145,596
Free People stores	7,313	5,859
Terrain	1,303	617

Net store sales	299,791	311,862

Direct-to-consumer	60,810	58,248

Retail segment net sales	360,601	370,110

Wholesale Segment Sales	24,195	24,182

Total net sales	$384,796	$394,292

For the three months ended April 30, 2009, gross profit margins decreased by 300 basis points versus the comparable period last year. This decrease is primarily due to a higher rate of store occupancy expense driven by the decrease in comparable store sales, and merchandise markdowns to clear seasonal merchandise.

As of April 30, 2009, inventories decreased by $1.4 million, or 1% on a year-over-year basis as comparable store inventory declines more than offset additions to inventories in new stores. Total comparable store inventories decreased by 7%.

During the first quarter, selling, general and administrative expenses, expressed as a percentage of net sales, increased by 98 basis points versus the comparable period last year. This increase was primarily due to de-leveraging of fixed direct store costs.

Earnings per share decreased by 28% to $0.18 per diluted share for the three months ended April 30, 2009. The Company’s tax rate rose to 36.1%. Management expects the tax rate to remain fairly consistent for the balance of the fiscal year.

During the three months ended April 30, 2009 the Company opened a total of five new stores including one new Urban Outfitters store, two new Anthropologie stores and two new Free People stores. The Company expects to open approximately 42 new stores during the current fiscal year.

Urban Outfitters, Inc. is an innovative specialty retail company which offers a variety of lifestyle merchandise to highly defined customer niches through 143 Urban Outfitters stores in the United States, Canada, and Europe, a catalog and two web sites; 123 Anthropologie stores, a catalog, web site and Leifsdottir, Anthropologie’s wholesale concept; Free People, which sells to approximately 1,700 specialty stores and select department stores and operates 32 Free People stores, a catalog and web site; and one Terrain garden center as of April 30, 2009.

A conference call will be held today to discuss first quarter results and will be web cast at 11:00 a.m. EDT on http://investor.urbn.com/phoenix.zhtml?c=115825&p=irol-irhome

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may constitute forward-looking statements. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, including any effects of terrorist acts or war, availability of suitable retail space for expansion, timing of store openings, seasonal fluctuations in gross sales, the departure of one or more key senior managers, import risks, including potential disruptions and changes in duties, tariffs and quotas and other risks identified in filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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(Tables follow)

URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Income

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended April 30,
	2009	2008
Net sales	$384,796	$394,292
Cost of sales, including certain buying, distribution and occupancy costs	241,491	235,612

Gross profit	143,305	158,680
Selling, general and administrative expenses	97,185	95,738

Income from operations	46,120	62,942
Other income, net	2,091	3,220

Income before income taxes	48,211	66,162
Income tax expense	17,406	23,605

Net income	$30,805	$42,557

Net income per common share:
Basic	$0.18	$0.26

Diluted	$0.18	$0.25

Weighted average common shares outstanding:
Basic	167,455,872	166,119,099

Diluted	170,316,708	170,603,420

PERCENT OF NET SALES
Net sales	100%	100%
Cost of sales, including certain buying, distribution and occupancy costs	62.8	59.8

Gross profit	37.2	40.2
Selling, general and administrative expenses	25.2	24.2

Income from operations	12.0	16.0
Other income, net	0.5	0.8

Income before income taxes	12.5	16.8
Income tax expense	4.5	6.0

Net income	8.0%	10.8%

URBAN OUTFITTERS, INC.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

(unaudited)

	April 30, 2009	January 31, 2009	April 30, 2008
Assets
Current assets:
Cash and cash equivalents	$224,732	$316,035	$164,030
Marketable securities	72,893	49,948	55,101
Accounts receivable, net of allowance for doubtful accounts of $1,400, $1,229 and $1,522, respectively	28,499	36,390	25,593
Inventories	189,881	169,698	191,287
Prepaid expenses, deferred taxes and other current assets	41,968	52,331	46,228

Total current assets	557,973	624,402	482,239

Property and equipment, net	520,945	505,407	498,789
Marketable securities	266,527	155,226	187,549
Deferred income taxes and other assets	43,325	43,974	36,708

Total Assets	$1,388,770	$1,329,009	$1,205,285

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$81,437	$62,955	$81,112
Accrued expenses, accrued compensation and other current liabilities	82,888	78,195	92,312

Total current liabilities	164,325	141,150	173,424

Deferred rent and other liabilities	132,819	134,084	123,469

Total Liabilities	297,144	275,234	296,893

Shareholders’ equity:
Preferred shares; $.0001 par value, 10,000,000 shares authorized, none issued	—	—	—
Common shares; $.0001 par value, 200,000,000 shares authorized, 168,042,088, 167,712,088 and 166,967,614 issued and outstanding, respectively	17	17	17
Additional paid-in capital	173,527	170,166	157,490
Retained earnings	932,144	901,339	744,532
Accumulated other comprehensive (loss) income	(14,062)	(17,747)	6,353

Total Shareholders’ Equity	1,091,626	1,053,775	908,392

Total Liabilities and Shareholders’ Equity	$1,388,770	$1,329,009	$1,205,285